Exhibit 99.1

Celcuity Reports Second Quarter 2019 Financial Results

Minneapolis, Minnesota—August 8, 2019—Celcuity Inc. (Nasdaq: CELC), a functional cellular analysis company that is discovering new cancer subtypes and commercializing diagnostic tests designed to significantly improve clinical outcomes of cancer patients treated with targeted therapies, announced financial results for the second quarter ended June 30, 2019.

Unless otherwise stated, all comparisons are for the second quarter ended June 30, 2019, compared to the second quarter ended June 30, 2018.

Celcuity reported a net loss of $1.72 million, or $0.17 per share, for the second quarter of 2019, compared to a net loss of $1.82 million, or $0.18 per share, for the second quarter of 2018. Net loss for the first six months of 2019 was $3.57 million, or $0.35 per share, compared to $3.78 million, or $0.37 per share, for the first six months of 2018. Non-GAAP adjusted net loss was $1.53 million, or $0.15 per share, for the second quarter of 2019, compared to non-GAAP adjusted net loss of $1.54 million, or $0.15 per share, for the second quarter of 2018. Non-GAAP adjusted net loss for the first six months of 2019 was $3.19 million, or $0.31 per share, compared to non-GAAP adjusted net loss of $3.17 million, or $0.31 per share, for the first six months of 2018. Non-GAAP adjusted net loss excludes stock-based compensation expense. Because this item has no impact on the cash position of the Company, management believes Non-GAAP adjusted net loss better enables Celcuity to focus on cash used in operations. For a reconciliation of financial measures in accordance with generally accepted accounting principles of the United States (GAAP) to non-GAAP financial measures in this release, please see the financial tables at the end of this news release.

Net cash used in operating activities for the second quarter of 2019 was $1.23 million. At June 30, 2019, Celcuity had cash, cash equivalents and investments of $22.1 million, compared to cash, cash equivalents and investments of $24.9 million at December 31, 2018.

“We are pleased to report that our efforts to add new clinical sites to participate in the FACT 1 trial are on track. During the quarter, six new clinical sites obtained Institutional Review Board (IRB) approval and activated the trial. We now have 20 sites who are enrollment ready and another nine sites that are at various stages of obtaining IRB and other related approvals. We are hopeful that most, if not all, of the nine sites that are in the midst of approval-related activities will be enrollment ready by year-end,” said Chairman and Chief Executive Officer, Brian Sullivan. The FACT 1 trial is evaluating the safety and efficacy of Genentech’s drugs, Herceptin® and Perjeta®, and chemotherapy, in early stage breast cancer patients selected with Celcuity’s CELx HSF Test.

“The addition of these six new and nine pending sites would double the number of activated sites enrolling patients for this trial compared to the end of 2018. Since most of the new sites only began participating in the past month, they have not yet had an impact on the patient enrollment rate for the trial. As a result, we now expect interim results will be available from this trial in early to mid-2020 and final results approximately nine months later.

“The FACT 2 clinical trial is underway. Although the clinical site was enrollment ready in early April, the study drug, Puma Biotechnology Inc.’s targeted therapy, Nerlynx®, was not made available until late June. As a result, this pushed out the start of enrollment activities. We now expect interim results from this trial in early to mid-2020 and final results approximately 12 months later. The trial with NSABP and Puma Biotechnology, Inc. to evaluate tissue samples from a Phase II study evaluating Puma Biotechnology’s pan-HER inhibitor, Nerlynx, Genentech’s HER2 antibody, Herceptin, and Bristol-Myers Squibb’s EGFR inhibitor, Erbitux®, in metastatic colorectal cancer patients also continues to progress.”

Mr. Sullivan added, “We are nearing completion of the development of our next cell signaling function test for breast cancer. We expect to report pre-clinical study results describing the test by the end of the year. This new test will diagnose a new sub-type of breast cancer not currently detected with a molecular test. Once development is completed, we would initiate discussions with pharmaceutical companies about collaborating on a clinical trial. We expect to incorporate this new pathway test into our CELx Multi-Pathway (MP) Signaling Function Test when available. Development of tests for two new tumor types also progressed during the quarter. With these new tests, we will further increase the opportunities for us to provide companion diagnostics that we believe will enable pharmaceutical companies to obtain new drug indications for the cancer sub-types our tests diagnose.

“We also continued to progress towards finalizing a clinical collaboration with a pharmaceutical company to study breast cancer patients identified by our CELx MP test with hyperactive and co-activated HER family and c-Met signaling activity.”

Operating Expenses

Total operating expenses were $1.84 million for the second quarter of 2019, compared to $1.93 million for the second quarter of 2018. Operating expenses for the first six months of 2019 were $3.82 million, compared to $4.0 million for the first six months of 2018.

Research and Development Expenses:

Research and development (R&D) expenses were $1.47 million for the second quarter of 2019, compared to $1.55 million for the second quarter of 2018. R&D expenses for the first six months of 2019 were $3.06 million, compared to $3.09 million for the first six months of 2018. The approximately $0.03 million decrease during the first half of fiscal year 2019, compared to the first half of fiscal year 2018, resulted primarily from a $0.1 million decrease in non-cash stock-based compensation, offset by a $0.07 million increase in operational and business development activities.

General and Administrative Expenses:

General and administrative (G&A) expenses were $0.37 million for the second quarter of 2019, compared to $0.38 million for the second quarter of 2018. G&A expenses for the first six months of 2019 were $0.76 million, compared to $0.92 million for the first six months of 2018. The approximately $0.16 million decrease during first half of 2019, compared to the first half of 2018, primarily resulted from a decrease in non-cash stock-based compensation.

Conference Call

Management will host a teleconference call at 4:30 PM Eastern Time today to discuss the results. Anyone interested in participating should dial 1-877-876-9174 referencing confirmation code “Celcuity.” Participants are asked to dial in 5 to 10 minutes prior to the start of the call and inform the operator you would like to join the “Celcuity Conference Call.”

About Celcuity

Celcuity Inc. is a cellular analysis company that is discovering new cancer sub-types and commercializing diagnostic tests designed to significantly improve the clinical outcomes of cancer patients treated with targeted therapies.  Celcuity’s proprietary CELx diagnostic platform uses a patient’s living tumor cells to identify the specific abnormal cellular activity driving a patient’s cancer and the targeted therapy that can best treat that patient’s disease. Celcuity is headquartered in Minneapolis, MN. Further information about Celcuity can be found at www.celcuity.com.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “intends” or “continue,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. Forward looking statements in this release include, without limitation, expectations with respect to commercializing diagnostic tests, the use of cash, the discovery of additional cancer sub-types, the development of additional CELx signaling function tests, the uses and breadth of application of CELx signaling function tests, whether alone or in collaboration with other tests, collaboration with pharmaceutical companies and the outcomes of such collaboration, the outcome of our FACT 1 clinical trial with NSABP Foundation and Genentech, the outcome of our FACT 2 clinical trial with Puma Biotechnology, Inc. and the West Cancer Center, the outcome of the clinical trial Puma Biotechnology and the NSABP Foundation are fielding and of which we are providing services, clinical trial site approval activities and the timing of such activities, clinical trial patient enrollment and timing of results, anticipated benefits that our tests may provide to pharmaceutical companies and to the clinical outcomes of cancer patients and plans to expand research and development and operational processes. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Celcuity, which include, but are not limited to, those set forth in the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission on March 1, 2019. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Celcuity undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Celcuity Inc.

Brian Sullivan, bsullivan@celcuity.com

Vicky Hahne, vhahne@celcuity.com

763-392-0123

Celcuity Inc.

 Condensed Balance Sheets

	June 30, 2019	December 31, 2018
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$14,917,690	$15,944,609
Investments	7,196,906	8,952,907
Deposits	22,009	22,009
Deferred transaction costs	28,743	28,743
Prepaid assets	185,532	269,940
Total current assets	22,350,880	25,218,208

Property and equipment, net	816,054	813,613
Operating lease right-of-use assets	275,483	-
Total Assets	$23,442,417	$26,031,821

Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts payable	$141,216	$119,811
Capital lease liabilities	5,749	5,730
Operating lease liabilities	181,330	-
Accrued expenses	557,194	536,791
Total current liabilities	885,489	662,332
Capital lease liabilities	16,999	19,878
Operating lease liabilities	146,490	-
Total Liabilities	1,048,978	682,210
Total Stockholders' Equity	22,393,439	25,349,611
Total Liabilities and Stockholders' Equity	$23,442,417	$26,031,821

Celcuity Inc.

 Condensed Statements of Operations

 (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Operating expenses:

Research and development	$1,469,731	$1,546,537	$3,060,689	$3,092,205
General and administrative	371,988	382,646	755,533	913,286
Total operating expenses	1,841,719	1,929,183	3,816,222	4,005,491
Loss from operations	(1,841,719)	(1,929,183)	(3,816,222)	(4,005,491)

Other income (expense)
Interest expense	(41)	-	(85)	-
Interest income	121,583	112,722	250,221	221,084
Other income (expense), net	121,542	112,722	250,136	221,084
Net loss before income taxes	(1,720,177)	(1,816,461)	(3,566,086)	(3,784,407)
Income tax benefits	-	-	-	-
Net loss	$(1,720,177)	$(1,816,461)	$(3,566,086)	$(3,784,407)

Net loss per share, basic and diluted	$(0.17)	$(0.18)	$(0.35)	$(0.37)

Weighted average common shares outstanding, basic and diluted	10,213,455	10,110,558	10,206,000	10,103,323

Cautionary Statement Regarding Non-GAAP Financial Measures

This news release contains references to non-GAAP adjusted net loss and non-GAAP adjusted net loss per share. Management believes these non-GAAP financial measures are useful supplemental measures for planning, monitoring, and evaluating operational performance as they exclude stock-based compensation expense from net loss and net loss per share. Management excludes this item because it does not impact the cash position of the Company, which management believes better enables Celcuity to focus on cash used in operations. However, non-GAAP adjusted net loss and non-GAAP adjusted net loss per share are not recognized measures under GAAP and do not have a standardized meaning prescribed by GAAP. Therefore, non-GAAP adjusted net loss and non-GAAP adjusted net loss per share may not be comparable to similar measures presented by other issuers. Investors are cautioned that non-GAAP adjusted net loss and non-GAAP adjusted net loss per share should not be construed as alternatives to net loss, net loss per share or other statements of operations data (which are determined in accordance with GAAP) as an indicator of Celcuity’s performance or as a measure of liquidity and cash flows. Management’s method of calculating non-GAAP adjusted net loss and non-GAAP adjusted net loss per share may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies.

Celcuity Inc.

Reconciliation of GAAP Net Loss to Non-GAAP Adjusted Net Loss and

GAAP Net Loss Per Share to Non-GAAP Adjusted Net Loss Per Share

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

GAAP net loss	$(1,720,177)	$(1,816,461)	$(3,566,086)	$(3,784,407)
Adjustments:
Stock-based compensation
Research and development	101,303	175,864	201,560	337,535 (1)
General and administrative	90,943	100,420	175,331	275,229 (2)
Non-GAAP adjusted net loss	$(1,527,931)	$(1,540,177)	$(3,189,195)	$(3,171,643)

GAAP net loss per share - basic and diluted	$(0.17)	$(0.18)	$(0.35)	$(0.37)
Adjustment to net loss (as detailed above)	0.02	0.03	0.04	0.06
Non-GAAP adjusted net loss per share	$(0.15)	$(0.15)	$(0.31)	$(0.31)

Weighted average common shares outstanding, basic and diluted	10,213,455	10,110,558	10,206,000	10,103,323

(1)	To reflect a non-cash charge to operating expense for Research and Development stock-based compensation.
(2)	To reflect a non-cash charge to operating expense for General and Administrative stock-based compensation.